Exhibit 99.1

Press Release

Gulfport Energy Corporation Names Donnie Moore Chief Operating Officer

OKLAHOMA CITY (January 2, 2018) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that Donnie Moore has been appointed by the Company’s Board of Directors to serve as Chief Operating Officer effective January 8, 2018.

Michael G. Moore, Chief Executive Officer and President, commented, “Donnie has demonstrated exceptional management and technical leadership throughout his career and I believe his proven track record will play a vital role in Gulfport’s future success. He holds significant experience across all facets of the business, in his most recent positions managing multibillion dollar capital programs and also leading the development of the asset across multi-disciplinary teams within the organization, resulting in production growth of over five times in a two and half year period. We are pleased to be adding another key member to our team and look forward to working with him as we continue to seek the greatest value from our portfolio of assets and maximize shareholder return.”

Mr. Donnie Moore joins Gulfport from Noble Energy, Inc., where he most recently served as Vice President of Noble’s Texas operations for the Eagle Ford and Delaware Basin assets. Prior to that, Mr. Moore held various leadership roles including Vice President of the Marcellus Business Unit, Manager of Operations for the Wattenberg/DJ Basin Business Unit, Manager of Operations for the Gunflint discovery in the Deepwater Gulf of Mexico, and Development Manager for Noble’s Mid-Continent and Gulf Coast positions. Prior to joining Noble Energy in 2007, Mr. Moore held a variety of roles with ARCO Oil and Gas Company, Vastar Resources, and BP America from 1989 to 2007 and brings to Gulfport over 28 years of operations and subsurface leadership experience. Mr. Moore is a graduate of Louisiana Tech University with a Bachelor of Science degree in Petroleum Engineering.

Donnie Moore commented, “I’m eager to join Gulfport and build upon the significant momentum created by the Gulfport team. I look forward to working with Gulfport’s dedicated employees and continuing to efficiently execute the operations across its top-tier asset base.”

Gulfport’s Board of Directors conducted a nationwide search for the Chief Operating Officer position with Russell Reynolds Associates.

About Gulfport

Gulfport Energy Corporation is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, a position in the Alberta Oil Sands in Canada through its approximately 25% interest in Grizzly Oil Sands ULC and has an approximately 25% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK).

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements due to a various factors. Information concerning these factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Jessica Wills – Director, Investor Relations

jwills@gulfportenergy.com

405-252-4550